Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Greenhouse Solutions Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated May 20, 2010, on the consolidated balance sheet of Greenhouse Solutions Inc. as at March 31, 2010, and the related consolidated statements of operations, stockholders' (deficit), and cash flows for the period from April 8, 2009 (date of inception) through March 31, 2010.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Aurora, Colorado                                                                    /s/ RONALD R. CHADWICK, P.C.

June 21, 2010                                                                          Ronald R. Chadwick, P.C.